Exhibit 5.1

[Snell & Wilmer L.L.P. Letterhead]

December 15, 2005

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Re:	Registration Statement on Form S-3 of Encore Capital Group, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel for Encore Capital Group, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the $100,000,000 aggregate principal amount of 3.375% Convertible Senior Notes (the “Notes”), and such shares of the Company’s Common Stock, $.01 par value per share (the “Conversion Shares”), issuable upon conversion of the Notes. The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). The Notes were issued pursuant to an indenture, which is incorporated by reference as an exhibit to the Registration Statement, dated as of September 19, 2005 (the “Indenture”), by and between the Company and JPMorgan Chase Bank, as trustee (the “Trustee”).

The Notes and the Conversion Shares are being registered pursuant to the registration rights agreement, dated as of September 19, 2005 (the “Registration Rights Agreement”) between the Company and Morgan Stanley International Limited. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records and documents of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In arriving at the opinions expressed below, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further qualification set forth below, it is our opinion that:

1. the Notes have been duly authorized and that when the Notes, in the form included in the Indenture, have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold and delivered as described in the Registration Statement and its related prospectus, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture; and

Encore Capital Group, Inc.

December 15, 2005

2. the Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

Our opinion in the immediately preceding paragraph is subject to the following:

1. we express no opinion as to (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (b) rights to indemnification and contribution contained in the Notes, the Indenture and the Registration Rights Agreement, which may be limited by applicable law or equitable principles, or (c) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law; and

2. to the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The foregoing opinion is limited to the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. By the giving of such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or within the meaning of the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

SNELL & WILMER L.L.P.